Exhibit 10.1(a)

FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
GOVERNING PURCHASES AND SALES OF MORTGAGE LOANS

This First Amendment, dated as of December 28, 2005 (this “Amendment”), to the Second Amended and Restated Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans, dated as of December 29, 2004 (the “Repurchase Agreement”), is made by and among LEHMAN BROTHERS BANK, FSB (“Buyer”), FIELDSTONE INVESTMENT CORPORATION (“FIC”) and FIELDSTONE MORTGAGE COMPANY (“FMC”) (FIC and FMC shall be individually and collectively referred to as “Seller”).  Buyer, FMC and FIC may be collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, pursuant to the Repurchase Agreement, Buyer has agreed, subject to the terms and conditions set forth in the Repurchase Agreement, to purchase certain Mortgage Loans owned by Seller, including, without limitation, all rights of Seller to service and administer such Mortgage Loans; and

WHEREAS, the Parties desire to amend the Repurchase Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Section 1.  Definitions.  Capitalized terms used but not otherwise defined herein have the meanings given them in the Repurchase Agreement.

Section 2.  Amendments to Repurchase Agreement.  Subject to Section 4 hereof, the Repurchase Agreement shall be amended as follows:

(a)  References in the Repurchase Agreement to “this Agreement” or words of similar import (including indirect references to the Repurchase Agreement) shall, without limitation, be deemed to be references to the Repurchase Agreement as amended by this Amendment.

(b) The term of the Repurchase Agreement shall be renewed for a period of 364 days from the date of this Amendment or such earlier date on which all Purchased Mortgage Loans are required to be immediately repurchased pursuant to Section 14(a) of the Repurchase Agreement (unless such date is extended upon mutual agreement of Buyer and Seller).  Thus, the definition of “Final Repurchase Date” shall be amended in accordance with such renewal term.

(c)  The definitions of “Estimated Recovery Value”, “Fee Letter”, “Performing Mortgage Loan” and “Workout Mortgage Loan” contained in Section 2 are hereby deleted in their entirety.

(d) The definitions of “Collateral Deficit”, “Collateral Maintenance Percentage”, “Market Value”, “Permitted Guarantee Obligations” and “Purchase Price” contained in Section 2 are hereby deleted in their entirety and replaced with the following:

“Collateral Deficit” means a Market Value Collateral Deficit or a Securitization Value Collateral Deficit.

“Collateral Maintenance Percentage” means the amount set forth in the related Confirmation with respect to each Mortgage Loan which, (1) in determining whether a Market Value Collateral Deficit exists pursuant to the second sentence of Section 4(a) hereof shall, for each type of Mortgage Loan set forth in the first column below, equal the applicable percentage set forth in the second column below and (2) in determining whether a Securitization Value Collateral Deficit exists pursuant to the third sentence of Section 4(a) hereof shall, for each type of Mortgage Loan set forth in the first column below, equal the applicable percentage set forth in the third column below:

Mortgage Loan Type		% for Market Value Collateral Deficit	% for Securitization Value Collateral Deficit
(a)	first lien High Purchase Price Mortgage Loans that are Three Month Aged Mortgage Loans	103.1%	103.1%
(b)	first lien High Purchase Price Mortgage Loans that are Five Month Aged Mortgage Loans	104.2%	104.2%
(c)	second lien High Purchase Price Mortgage Loans	106.4%	106.4%
(d)	first lien Medium Purchase Price Mortgage Loans that are Three Month Aged Mortgage Loans	105.3%	105.3%
(e)	first lien Medium Purchase Price Mortgage Loans that are Five Month Aged Mortgage Loans	106.4%	106.4%
(f)	second lien Medium Purchase Price Mortgage Loans	108.7%	108.7%
(g)	first lien Low Purchase Price Mortgage Loans that are Three Month Aged Mortgage Loans	107.5%	107.5%
(h)	first lien Low Purchase Price Mortgage Loans that are Five Month Aged Mortgage Loans	108.7%	108.7%
(i)	second lien Low Purchase Price Mortgage Loans	111.1%	111.1%

“Market Value” means as of any date with respect to any Mortgage Loan, the price at which such Mortgage Loan could readily be sold as determined by Buyer in its sole reasonable discretion; provided, that Market Value may be deemed zero by Buyer for:

(i)            any Mortgage Loan that has been the subject of a Transaction for more than one-hundred fifty (150) days,

(ii)           any Mortgage Loan which, when added with all other Purchased Mortgage Loans subject to then outstanding Transactions, would cause the aggregate Repurchase Price for all Purchased Mortgage Loans that are subject to then outstanding transactions to exceed the Total Facility Amount,

(iii)          any Five Month Aged Mortgage Loan which, when added with all other Five Month Aged Mortgage Loans subject to then outstanding Transactions, would cause the aggregate Repurchase Price for all Five Month Aged Mortgage Loans that are subject to then outstanding Transactions to exceed 50% of the aggregate Repurchase Price for all Purchased Mortgage Loans that are subject to then outstanding Transactions,

(iv)          any Mortgage Loan that is Delinquent for thirty (30) or more days but not more than fifty-nine (59) days which, when added with all other Purchased Mortgage Loans subject to then outstanding Transactions that are Delinquent for such period, would cause the aggregate Repurchase Price of such Purchased Mortgage Loans subject to then outstanding Transactions that are Delinquent for such period to exceed 3.0% of the Total Facility Amount,

(v)           any Mortgage Loan that is secured by a second mortgage lien on the Mortgaged Property which, (a) when added with all other Purchased Mortgage Loans secured by second mortgage liens on the Mortgaged Properties subject to then outstanding Transactions, would cause the aggregate Repurchase Price for all Purchased Mortgage Loans secured by second mortgage liens on the Mortgaged Properties that are subject to then outstanding Transactions to exceed $30,000,000 or (b) when such Mortgage Loan’s FICO score is averaged with all other Purchased Mortgage Loans secured by second mortgage liens on the Mortgaged Properties subject to then outstanding transactions, would cause the weighted average FICO score for all Purchased Mortgage Loans secured by second mortgage liens on the Mortgaged Properties that are subject to then outstanding Transactions to be less than 640,

(vi)          any Mortgage Loan that is a Wet Ink Mortgage Loan for more than seven (7) Business Days,

(vii)         any Wet Ink Mortgage Loan which, when added with all other Wet Ink Mortgage Loans subject to then outstanding Transactions, would cause the aggregate Repurchase Price of all Wet Ink Mortgage Loans subject to then outstanding Transactions to exceed (a) 30% of the Total Facility Amount during the first and last week of any calendar month or (b) 20% of the Total Facility Amount at all other times,

(viii)        any Balloon Mortgage Loans which, when added with all other Balloon Mortgage Loans subject to then outstanding Transactions, would cause the aggregate Repurchase Price of all Balloon Mortgage Loans subject to then outstanding Transactions to exceed the greater of (a) 10% of the aggregate Repurchase Price for all Purchased Mortgage Loans that are subject to then outstanding Transactions and (b) $25,000,000;

(ix)           any Mortgage Loan for which greater than one-hundred eighty (180) days have elapsed since the date of origination of such Mortgage Loan,

(x)            any Mortgage Loan with respect to that there is a breach of a representation, warranty or covenant made by either Seller in this Agreement,

(xi)           any Mortgage Loan which, when added with all other Mortgage Loans that have the same Mortgagor as such Mortgage Loan, would cause the amount of Mortgage Loans that have the same Mortgagor to be greater than three,

(xii)          any Mortgage Loan that is in foreclosure or subject to a bankruptcy proceeding of the related Mortgagor or with respect to which the first and second monthly payments were not made on their respective due dates or within the grace period in accordance with the terms of the Mortgage Note; provided, that, if such payments are brought current, Buyer shall assign a reasonable Market Value to such Mortgage Loan; and

(xiii)         any Mortgage Loan for which the related Mortgagor is thirty (30) or more days delinquent with respect to the Mortgage Loan’s first monthly payment due; provided, that, if such payments are brought current, Buyer shall assign a reasonable Market Value to such Mortgage Loan.

“Permitted Guarantee Obligations” means (a) mortgage, repurchase and warehouse facilities whereby Sellers are jointly and severally liable thereunder; (b) mortgage repurchase, warehouse facilities or other ordinary course transactions whereby FIC guarantees the obligations of its Subsidiaries thereunder; and (c) the obligations of either Seller pursuant to surety bonds required in connection with state licensing and branch offices.

“Purchase Price” means on each Purchase Date, the price at which each Purchased Mortgage Loan is transferred by the applicable Seller to Buyer or its designee (including Custodian) that shall be equal to for each type of Mortgage Loan set forth in the first column below, the lowest of: (i) the product of the Market Value of such Mortgage Loan and the applicable percentage set forth below under the column labeled “A”, (ii) the product of the Securitization Value of such Mortgage Loan and the applicable percentage set forth under the column labeled “B” and (iii) the product of the outstanding principal balance of such Mortgage Loan and the applicable percentage set forth below under the column labeled “C”:

		A	B	C
Mortgage Loan Type		% of Market Value	% of Securitization Value	% of Outstanding Principal Balance
(a)	first lien High Purchase Price Mortgage Loans that are Three Month Aged Mortgage Loans	97.0%	97.0%	98.5%
(b)	first lien High Purchase Price Mortgage Loans that are Five Month Aged Mortgage Loans	96.0%	96.0%	97.5%
(c)	second lien High Purchase Price Mortgage Loans	94.0%	94.0%	95.5%
(d)	first lien Medium Purchase Price Mortgage Loans that are Three Month Aged Mortgage Loans	95.0%	95.0%	96.5%
(e)	first lien Medium Purchase Price Mortgage Loans that are Five Month Aged Mortgage Loans	94.0%	94.0%	95.5%
(f)	second lien Medium Purchase Price Mortgage Loans	92.0%	92.0%	93.5%
(g)	first lien Low Purchase Price Mortgage Loans that are Three Month Aged Mortgage Loans	93.0%	93.0%	94.5%
(h)	first lien Low Purchase Price Mortgage Loans that are Five Month Aged Mortgage Loans	92.0%	92.0%	93.5%
(i)	second lien Low Purchase Price Mortgage Loans	90.0%	90.0%	91.5%

(e)  The following new definitions are hereby added to Section 2 in their proper alphabetic places:

“High Purchase Price Mortgage Loan” means a Purchased Mortgage Loan that is designated as a “High Purchase Price Mortgage Loan” by Seller pursuant to Section 3(c)(i).

“Low Purchase Price Mortgage Loan” means a Purchased Mortgage Loan that is designated as a “Low Purchase Price Mortgage Loan” by Seller pursuant to Section 3(c)(i).

“Medium Purchase Price Mortgage Loan” means a Purchased Mortgage Loan that is designated as a “Medium Purchase Price Mortgage Loan” by Seller pursuant to Section 3(c)(i).

“Permitted Liens” means, with respect to any Mortgage Loan, (i) liens of current real property taxes and assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the Seller and which does not adversely affect the appraised value of the Mortgaged Property, (iii) in the case of a Mortgaged Property that is a condominium or an individual unit in a planned unit development, liens for common charges permitted by statute, (iv) other matters to which like properties are commonly subject, which do not, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the related Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

“Pricing and Fee Letter” means that certain pricing and fee Letter, dated as of even date herewith (as may be amended from time to time), between Sellers and Purchaser.

(f)  References to “Fee Letter” are hereby deemed to be references to “Pricing and Fee Letter”.

(g) References to “Performing Mortgage Loan” are hereby deemed to be references to “Mortgage Loan”.

(h) Each of the roman numerals in the current subclauses of Section 3(c) are hereby increased by one and a new subclause (i) is hereby added to the beginning of Section 3(c) to read as follows:

(i)            On or before the first day of each calendar month, Seller shall notify Buyer in writing whether the Purchased Mortgage Loans to be included in any Transaction for such month shall be designated as High Purchase Price Mortgage Loans, Medium Purchase Price Mortgage Loans or Low Purchase Price Mortgage Loans.  If Seller fails to make such designation by the first day of the related calendar month, the Purchased Mortgage Loans for all Transaction in such month shall be designated as High Purchase Price Mortgage Loans.  Further, such designation shall apply to all Transactions in such month and may not be modified until the subsequent month; provided, that, for any Transactions consummated in a given month that are outstanding as of the first day of any subsequent month, the designation made by Seller for such subsequent month shall apply to any such outstanding Transactions.  By way of example, if (1) Seller notifies buyer in writing on January 31 that all Purchased Mortgage Loans included in any Transaction in February are to be designated as Medium Purchase Price Mortgage Loans, (2) Seller and Buyer enter into a Transaction on February 20 and (3) such Transaction is outstanding on February 28 and Seller notifies Buyer in writing on February 28 that all Purchased Mortgage Loans included in any Transaction in March are to be designated as High Purchase Price Mortgage Loans, then on March 1 the Purchased Mortgage Loans included in the February 20 Transaction will be designated as High Purchase Price Mortgage Loans.

(i)   Section 3(g) is hereby deleted in its entirety and replaced with the following:

(g)           Maximum Facility Amount.  With respect to all Transactions hereunder, the aggregate Purchase Price for all Purchased Mortgage Loans at any one time subject to then outstanding Transactions shall not exceed THREE HUNDRED MILLION DOLLARS ($300,000,000) (the “Total Facility Amount”).

(j)   The last sentence of Section 4(a) is hereby deleted in its entirety.

(k)  Section 10(b)(iv) is hereby amended by adding the parenthetical “(other than Permitted Liens)” immediately after the first reference to “lien” therein.

(l)   Section 10(b)(xx) is hereby deleted in its entirety and replaced with the following:

(xx)          Subsidiaries.  As of the date of this Agreement, FMC has no Subsidiaries.  As of the date of this Agreement, FIC has no Subsidiaries other than FMC, Fieldstone Mortgage Ownership Corp., Fieldstone Mortgage Investment Corporation and Fieldstone Servicing Corp.

(m) Section 11(b) is hereby amended by adding the phrase “and Permitted Liens” immediately after the phrase “Section 6 of this Agreement”.

(n) Section 12(f) is hereby deleted in its entirety and replaced with the following:

(f)            Each Seller shall provide Buyer prompt notification of (i) the creation of any new Subsidiary, which notice shall set forth a description of the purpose of such Subsidiary and (ii) a change in the identity or authority of the president of FMC or FIC.

(o) Section 12(l)(2) is hereby amended by adding the phrase “material portion of the” immediately after the phrase “or litigation related to any”.

(p) Section 12(m) is hereby amended by deleting the “Profitability” financial covenant therein in its entirety and replacing it with the following:

Profitability

Seller shall not have Net Income of less than $1.00 in any two consecutive fiscal quarters without regard to unrealized gains or losses from Hedges during such period; provided, that, Seller shall notify Buyer of any such unrealized gains or losses via the related compliance certificate.

(q) Section 13(viii) is hereby amended by replacing the references to “$10,000,000” therein to “$20,000,000”.

(r)  Section 13(xi) is hereby deleted in its entirety and replaced with the following:

(xi)           A Market Value Collateral Deficit or Securitization Value Collateral Deficit occurs and is not eliminated within the time periods specified in Section 4(b).

(s)  Section 25(e) is hereby deleted in its entirety.

(t)  Section 30(e) is hereby amended by adding the phrase “and by facsimile” after the first reference to “counterparts” therein.

(u) Subsections (j), (aa), (jj), (kk), and (zz) of Schedule 1 are hereby deleted in their entirety and replaced with the following:

(j)            Valid First or Second Lien.  The Mortgage is a valid, subsisting and enforceable first or second lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing.  The lien of the Mortgage is subject only to Permitted Liens, and in the case of a Second Lien Mortgage Loan, the lien of the related First Mortgage.  Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest, with respect to first lien Mortgage Loans, or second lien and second priority security interest, with respect to Second Lien Mortgage Loans, on the property described therein and Seller has full right to pledge and assign the same to Buyer or its designee (including Custodian).

(aa)         Condominiums/Planned Unit Developments/Manufactured Homes.  If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimus planned unit development) such condominium or planned unit development project meets Seller’s Underwriting Guidelines. With respect to each Mortgage Loan secured by a manufactured home: (i) the manufactured home is permanently affixed to a foundation which is suitable for the soil conditions of the site; (ii) all foundations, both perimeter and interior, have footings that are located below the frost line; (iii) any wheels, axles and trailer hitches are removed from the manufactured home; (iv) the Mortgage Loan is covered under a standard real estate title insurance policy or attorney’s title opinion or certificate that identified the manufactured home as part of the real property and insures or indemnifies against any loss if the manufactured home is determined not to be part of the real property.  In no event shall any Mortgage Loan be secured by a mobile home.

(jj)           Servicemembers’ Civil Relief Act.  The Mortgagor has not notified Seller, and Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers’ Civil Relief Act of 2003 or any other federal or state law that would have the effect of suspending or reducing the Mortgagor’s payment obligations under a Mortgage Loan or that would prevent or restrict the ability of Seller to commence or continue with the foreclosure of a Mortgage Loan.

(kk)         Environmental Matters.  The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. There is no pending action or proceeding directly involving any Mortgaged Property of which the Seller is aware in which compliance with any environmental law, rule or regulation is an issue; and to the best of the Seller’s knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation consisting a prerequisite to use and enjoyment of said property.

(zz)          Single Premium Credit Life Insurance.  No Mortgagor was required to purchase any credit life, disability, accident or health insurance product or debt cancellation agreement as a condition of obtaining the extension of credit evidenced by the Mortgage Loan.  No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan.  No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan.

(v) New subsections (bbb), (ccc) and (ddd) are hereby added to Schedule 1 to read as follows:

(bbb)      Mortgagor Disclosure.  All points, fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation.

(ccc)       Origination Practices.  No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of any person including without limitation Seller, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or, in the application of any insurance in relation to such Mortgage Loan; no predatory or deceptive lending practices or deceptive trade practices, including, without limitation, the extension of credit without regard to the ability of the borrower to repay and the extension of credit which has no apparent benefit to the borrower, were employed in the origination of the Mortgage Loan.  No Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at any time within twenty-four months prior to the origination of the Mortgage Loan, nor has any Mortgagor had a foreclosure proceeding commenced against such Mortgagor within twenty-four months prior to origination of the Mortgage Loan.

(ddd)      Prepayment Premium.  With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) the prepayment premium is enforceable and will be enforced by the Seller through the related Transfer Date, (ii) the prepayment premium is permitted pursuant to federal, state and local law.  Except as otherwise set forth in the related Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment fee, such prepayment fee is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan.  With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the origination of such Mortgage Loan, the Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the origination of such Mortgage Loan, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the borrower in the Mortgage Loan Documents pursuant to applicable state and federal law and (iv) for Mortgage Loans originated on or after September 1, 2004, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note, unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of the Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period, (v) notwithstanding any state or federal law to the contrary or clause (i) above, the Seller shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the borrower’s default in making the loan payments and (vi) the prepayment premium is set forth on the related Mortgage Loan Schedule.

Section 3.  Representations and Warranties.  Seller hereby represents and warrants to Buyer that (a) both immediately before and after giving effect to the amendments set forth in Section 2 of this Amendment, no Event of Default shall have occurred and be continuing, (b) the representations and warranties of Seller set forth in Section 10 of the Repurchase Agreement are true and complete as if made on and as of such date and as if each reference in said Section 10 to “this Agreement” included reference to the Repurchase Agreement as amended hereby, (c) this Amendment constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms and (d) the execution and delivery by Seller of this Amendment has been duly authorized by all requisite corporate action on the part of Seller and will not violate any provision of Seller’s organizational documents.

Section 4.  Conditions Precedent.  The amendments set forth in Section 2 above shall not become effective unless, on or before December 28, 2005, Buyer shall have received all of the following documents, each of which shall be satisfactory in form and substance to Buyer and its counsel:

(a)  Amendment.  This Amendment, duly completed, executed and delivered by Seller;

(b) Opinion of Counsel.  An opinion or opinions of counsel favorable to Buyer with respect to Seller and this Amendment;

(c)  Officer’s Certificate.  A certificate of an officer of Seller certifying to such matters as may be required by Buyer; and

(d) Other Documents.  Such other documents as Buyer may reasonably request.

Section 5.  Miscellaneous.

(a)  Except as expressly amended by Section 2 hereof, the Repurchase Agreement remain unaltered and in full force and effect.  Each of the Parties hereby reaffirms all terms and covenants made in the Repurchase Agreement as amended hereby.

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Repurchase Agreement, or any other document, instrument or agreement executed and/or delivered in connection therewith.

(c)  THIS AMENDMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

(d) This Amendment may be executed in any number of counterparts, and all such counterparts shall together constitute the same agreement.  Any signature delivered by a party via facsimile shall be deemed to be an original signature hereto.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the day and year first above written.

SELLER:

FIELDSTONE MORTGAGE COMPANY

By:	/s/ Mark C. Krebs
	Name:	Mark C. Krebs
	Title:	Senior Vice President and Treasurer

FIELDSTONE INVESTMENT CORPORATION

By:	/s/ Mark C. Krebs
	Name:	Mark C. Krebs
	Title:	Senior Vice President and Treasurer

BUYER:

LEHMAN BROTHERS BANK, FSB

By:	/s/ Fred Madonna
Name: Fred Madonna
Title: Authorized Signature

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